Exhibit 99.1
For More Information Contact:

Investors	Media:
ViaCell, Inc.	Burns McClellan
Stephen G. Dance	Justin Jackson
(617) 914-3535	(212) 213-0006 x 327 or jjackson@burnsmc.com

Jason Farber (212) 213-0006 x 339 or jfalber@burnsmc.com
FOR IMMEDIATE RELEASE
FDA LIFTS CLINICAL HOLD ON VIACELL CB001 TRIAL
Cambridge, MA, December 19, 2005 — ViaCell, Inc. (NASDAQ: VIAC) today announced that the U.S. Food and Drug Administration (FDA) has lifted its clinical hold on the Company’s Phase I study evaluating CB001, an investigational cord blood stem cell product for hematopoietic stem cell transplantation in patients affected by a variety of cancers.
“Our team did an outstanding job providing the FDA with the information it needed to lift the hold,” stated Marc D. Beer, President and Chief Executive Officer of ViaCell, Inc. “We will now work with our study sites to advance our CB001 clinical program.”
ViaCell intends to submit information to the Investigational Review Boards at each study site to request immediate resumption of enrollment in the Phase I clinical trial of CB001. To date, CB001 has been administered to eight of ten patients in the study.
CB001 consists of a highly enriched population of hematopoietic stem cells which are selectively amplified from umbilical cord blood. ViaCell is developing CB001 for potential use in hematopoietic stem cell transplantation in a variety of cancers to provide regeneration of blood and immune systems. Patients requiring this type of therapy are typically very sick with few therapeutic options.
About ViaCell
ViaCell is a biotechnology company focused on enabling the widespread use of human cells as medicine. The Company is developing a pipeline of proprietary stem cell product candidates intended to address cancer, cardiac disease and diabetes. CB001, its lead cord blood derived stem cell therapy product candidate, is being developed for hematopoietic stem cell transplantation in patients affected by a variety of cancers. In addition to its therapeutic development programs, ViaCell’s Reproductive Health Business Unit commercializes ViaCord®, a product that offers expecting families the option of preserving their baby’s umbilical cord blood. The Company is working to leverage its commercial infrastructure and product development capabilities by developing ViaCyte SM , its investigational product intended to broaden reproductive choices for women through the cryopreservation of human unfertilized eggs. ViaCell is headquartered in Cambridge, Massachusetts with a processing and storage facility in Kentucky and additional research and development operations in Singapore.
This press release contains forward-looking statements regarding the potential path forward for the CB001 program. Such statements are based on management’s current expectations. Completion of the CB001 Phase I clinical trial and advancement into future trials are subject to a number of risks and uncertainties. Factors which could cause actual results to differ materially from the Company’s current expectations include: the risk that the investigational review boards, investigators or patients will be reluctant to participate in the CB001 Phase I clinical trial, making completion difficult; the risk that safety issues may arise that cause a further suspension of the clinical trial; the risk that analysis of the data from the Phase I clinical trial will not warrant further clinical trials or will require changes in the program that cause there to be a need for additional preclinical testing or another Phase I clinical trial; and the risk that the Company may encounter other unexpected hurdles. Drug development involves a high degree of risk. There is no assurance that the Company will be able to complete the Phase I clinical trial of CB001 in the expected timeframe or at all or that the results of the Phase I clinical trial will warrant further development. For more information on the risks and uncertainties associated with the Company and its products and programs, see the factors set forth under the heading “Risk Factors That May Affect Results” in the Company’s report on Form 10-Q for the quarter ending September 30, 2005, which is on file with the Securities and Exchange Commission and which factors are incorporated herein by reference. ViaCell does not undertake any obligation to update forward-looking statements.
ViaCell® and ViaCord® are registered trademarks and ViaCyteSM is a service mark of ViaCell, Inc.
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